CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

January 31, 2006

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 408-7488

Fax:

(604) 408-7499

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

January 31, 2006

INDEX

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

(Unaudited – Prepared by Management)

	January 31, 2006	October 31, 2005

Assets

Current
Cash and cash equivalents	$ 14,666,611	$ 15,206,219
Accounts receivable	766,256	575,436
Prepaid expenses	304,068	464,250

Total Current Assets	15,736,935	16,245,905

Equipment (note 4)	43,760	45,815

Resource Properties (notes 5 and 6)	15,118,001	12,188,346

Total Assets	$ 30,898,696	$ 28,480,066

Liabilities

Current
Accounts payable and accrued liabilities	$ 526,135	$ 809,232

Stockholders' Equity

Capital Stock (note 6)	48,314,342	43,917,324
Contributed Surplus (note 6)	4,232,418	4,975,930
Deficit	(22,174,199)	(21,222,420)

Total Stockholders’ Equity	30,372,561	27,670,834

Total Liabilities and Stockholders’ Equity	$ 30,898,696	$ 28,480,066

Contingent Liabilities (note 9)

Subsequent Events (note 10)

Approved on behalf of the Board:

“Henk Van Alphen” (signed)

.....................................................................  Director

Henk Van Alphen

“Lawrence W. Talbot” (signed)

.....................................................................  Director

Lawrence W. Talbot

See notes to consolidated financial statements.

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations and Deficit

Three month period ended January 31

(Unaudited – Prepared by Management)

	2006	2005

Administrative Expenses
Stock-based compensation (note 6)	$ 386,556	$ 551,000
Investor relations	117,519	549,471
Professional fees (note 7)	90,401	129,320
Salaries	186,879	151,070
Property evaluations	33,199	20,455
Insurance	56,921	76,394
Office costs	51,004	76,394
Filing fees	10,560	65,160
Transfer agent fees	3,544	8,256
Consulting fees (note 7)	102,014	-
Amortization	3,215	3,802

Loss Before Other Items	(1,041,812)	(1,498,516)

Other Items
Interest income	93,787	60,669
Write-off of resource properties (note 5)	-	(5,600)
Foreign exchange loss	(3,754)	(10,242)

	90,033	(65,311)

Net Loss for Period	(951,779)	(1,489,617)
Deficit, Beginning of Period	(21,222,420)	(14,759,530)

Deficit, End of Period	$ (22,174,199)	$ (16,249,147)

Loss Per Share (note 2(h))	$ (0.02)	$ (0.04)

Weighted Average Number of Shares Outstanding	42,053,978	40,226,448

See notes to consolidated financial statements.

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

Three month period ended January 31

(Unaudited – Prepared by Management)

	2006	2005

Operating Activities
Net loss for period	$ (951,779)	$ (1,489,617)
Items not involving cash
Amortization	3,215	3,802
Stock-based compensation	386,556	551,000
Write-off of resource properties	-	5,600
Changes in Non-Cash Working Capital Items
Accounts receivable	(190,820)	(53,808)
Prepaid expenses	160,182	37,745
Accounts payable and accrued liabilities	(283,097)	33,977
Cash Used in Operating Activities	(875,743)	(911,301)

Investing Activities
Investment in and expenditures on resource properties	(2,011,655)	(1,889,457)
Purchase of equipment	(1,160)	(2,916)
Cash Used in Investing Activities	(2,012,815)	(1,892,373)

Financing Activities
Proceeds from shares issued	2,348,950	4,561,390
Share issue costs	-	-
Cash Provided by Financing Activities	2,348,950	4,561,390

Increase (Decrease) in Cash and Cash Equivalents	(539,608)	1,757,716
Cash and Cash Equivalents, Beginning of Period	15,206,219	16,920,909

Cash and Cash Equivalents, End of Period	$ 14,666,611	$ 18,678,625

Supplemental Cash Flow Information
Shares issued for property option payments	$ 918,000	$ 1,255,450
Shares issued for data acquisition	$ -	$ -
Shares issued for brokers’ commission	$ -	$ -
Income tax paid	$ -	$ -
Interest paid	$ -	$ -

Cash and cash equivalents
Consists of:
Cash	$ 1,666,611 4	$ 1,878,625
Term deposits	$ 13,000,000	$ 16,800,000

CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Three months ended January 31, 2006 and 2005

(Unaudited – Prepared by Management)

1.

NATURE OF OPERATIONS

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru and Argentina.  The Company considers itself to be an exploration stage company.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that any of the Company’s current or future exploration programs will result in profitable mining operations.  The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their development and exploitation, and future profitable operations or sale of the properties.

The investment in and expenditures on resource properties comprise a significant portion of the Company’s assets.

Although the Company has taken steps to verify the title to mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing.  The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.  If the restrictions adversely affect the scope of exploration and development on the mineral properties, the potential for production on the property may be diminished or negated.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”) and Minerales Y Metales California, S.A. de C.V. (“MMC”) (collectively, the "Company").   All intercompany transactions and balances have been eliminated.

These financial statements are prepared in accordance with Canadian generally accepted accounting principles and are stated in Canadian dollars.

(b)

Cash and cash equivalents

Securities with original maturities of three months or less are considered to be cash equivalents.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and would impact future results of operations and cash flows.

(d)

Amortization

Amortization of equipment is recorded on a declining-balance basis at the following annual rates:

Computer equipment

-

30%

Office equipment

-

30%

(e)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company's mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

(f)

Foreign currency translation

The functional currency of the Company and all its subsidiaries is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the year.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the year.

(g)

Stock-based compensation

The Company accounts for stock options granted to directors, employees and consultants using the fair value method.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model and charged to earnings over the vesting period with a corresponding increase in contributed surplus.  Upon exercise of the stock options, consideration received together with the amount previously recognized in contributed surplus is recorded as an increase to capital stock.

(h)

Loss per share

Loss per share computations are based on the weighted average number of common shares outstanding during the year.  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the years presented.

(i)

Revenue recognition

Interest income is recorded on an as-earned basis.

(j)

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets the Company is required to settle.  This would include obligations related to future removal of property and equipment, and site restoration costs.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived asset is increased by the same amount as the liability.  The adoption of this accounting policy has not affected the Company’s financial statements.

(k)

Income taxes

The Company uses the asset and liability method of accounting for income taxes.  Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax basis (temporary differences).  Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change in tax rates is included in operations in the period in which the change is enacted or substantially assured.  The amount of future income tax assets recognized is limited to the amount of the benefit that is likely to be realized.

3.

FINANCIAL INSTRUMENTS

(a)

Fair value

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments.

(b)

Interest rate risk

The Company is not exposed to significant interest rate price risk due to the short-term maturity of its monetary assets and liabilities.

(c)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, which consists largely of tax credits receivable from Mexican, Argentinean, Peruvian and Canadian agencies, interest receivable and rent receivable.  Cash and cash equivalents have been placed with a major Canadian financial institution.

(d)

Translation risk

The Company translates the results of its foreign operations into Canadian currency using rates approximating the average exchange rate for the year.  The exchange rates may vary from time to time.  At January 31, 2006, the Company held foreign currencies of CDN $60,067 (MXN 546,415) (October 31, 2005 - CDN $38,090 (MXN 349,772)) and CDN $159,525 (ARS 424,607) (October 31, 2005 - CDN $118,873 (ARS 304,257)) for the purposes of financing operations and capital expenditures in those currencies.

4.

EQUIPMENT

	January 31, 2006			October 31, 2005
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 73,423	$ 41,365	$ 32,058	$ 72,262	$ 38,765	$ 33,497
Office equipment	24,915	13,213	11,702	24,915	12,597	12,318
	$ 98,338	$ 54,578	$ 43,760	$ 97,177	$ 51,362	$ 45,815

5.

RESOURCE PROPERTIES

The Company incurred acquisition and exploration expenditures on its resource properties as follows:

	Mexico	Argentina	Peru	Total
	(note 5(a))	(note 5(b))	(note 5(c))
Balance, October 31, 2003	$ 1,464,929	$ 2,728,953	$ 558,693	$ 4,752,575
Acquisition costs
Cash payments	184,384	551,686	678,625	1,414,695
Common shares issued	680,000	547,500	328,000	1,555,500
	864,384	1,099,186	1,006,625	2,970,195
Deferred exploration costs
Camp costs	521,594	508,134	437,657	1,467,385
Drilling and analysis	47,757	507,686	866,807	1,422,250
Personnel	192,645	215,975	90,734	499,354
	761,996	1,231,795	1,395,198	3,388,989
Total expenditures for the year	1,626,380	2,330,981	2,401,823	6,359,184
Write-offs	-	(4,521,367)	-	(4,521,367)

Balance, October 31, 2004	3,091,309	538,567	2,960,516	6,590,392
Acquisition costs
Cash payments	185,467	843,119	931,735	1,960,321
Common shares issued	169,000	256,900	829,550	1,255,450
	354,467	1,100,019	1,761,285	3,215,771
Deferred exploration costs
Camp costs	218,620	629,597	1,017,559	1,865,776
Drilling and analysis	516,646	78,000	454,243	1,048,889
Personnel	127,155	370,981	160,023	658,159
	862,421	1,078,578	1,631,825	3,572,824
Total expenditures for year	1,216,888	2,178,597	3,393,110	6,788,595
Write-offs	(1,044,407)	(5,600)	(140,634)	(1,190,641)

Balance, October 31, 2005	3,263,790	2,711,564	6,212,992	12,188,346
Acquisition costs
Cash payments	58,220	129,910	93,380	281,510
Common shares issued	-	-	918,000	918,000
	58,220	129,910	1,011,380	1,199,510
Deferred exploration costs
Camp costs	98,319	54,274	173,133	325,725
Drilling and analysis	648,543	134,720	235,112	1,018,375
Personnel	215,278	109,920	60,847	386,046
	962,140	298,914	469,092	1,730,145
Total expenditures for period	1,020,360	428,824	1,480,471	2,929,655
Write-offs	-	-	-	-

Balance, January 31, 2006	$ 4,284,150	$ 3,140,388	$ 7,693,463	$ 15,118,001

(a)

Mexico

The properties in Mexico consist of the following:

i.

Sirena Project, Baja California State, Mexico

Pursuant to an agreement dated December 12, 2001 between the Company and a private Mexican company, the Company acquired a 100% interest in six mineral concessions located in Baja California State, Mexico, in consideration of the issuance of an aggregate of 400,000 common shares of the Company (issued).   The Company considers this an active project with work programs planned for 2006.

ii.

Acquisition of MMC

Pursuant to an agreement dated September 9, 2002 between the Company and two Mexican individuals, the Company acquired a 100% interest in MMC, a private Mexican corporation that owns 8,055 hectares of mineral concessions situated in Baja California State, Mexico, in consideration of aggregate payments of USD 75,000 and the issuance of an aggregate of 225,000 common shares of the Company (issued).

In addition to the above concessions, pursuant to an agreement made November 3, 2003, between MMC and a Mexican individual, MMC acquired a 100% interest in three mineral concessions covering 30 hectares upon payment of USD 45,000 (paid).

iii.

Coahuila Copper Data Acquisition, Coahuila de Zaragoza State, Mexico

Pursuant to an acquisition agreement dated August 22, 2003 between the Company and two individuals, the Company obtained copies of and non-exclusive rights to use and retain certain property data and other information pertaining to copper prospects in Coahuila de Zaragoza State, Mexico, in consideration of the issuance of an aggregate of 20,000 common shares (issued).

iv.

Crockite IOCG Data Acquisition, Baja California State, Mexico

Pursuant to an agreement dated October 27, 2003 between the Company, an individual and a private B.C. company, the Company acquired all right, title and interest to certain geological information, data and materials with respect to the potential for, and occurrences of, iron oxide copper gold (“IOCG”) type deposits in Baja California State, Mexico, in consideration of the issuance of an aggregate of 200,000 common shares, as follows:

-

100,000 common shares on January 20, 2004 (issued); and

-

100,000 common shares on or before the day that is ten business days from the earliest of the following to occur:

-

Anglo American Mexico S.A. de C.V. (“Anglo”) having earned an interest in certain mineral concessions situated in Baja California State in accordance with and pursuant to the agreement between Anglo and the Company (the “Anglo Agreement” as described in note 5(a)(v));

-

The Company having been advised by Anglo that Anglo has incurred aggregate Exploration Expenditures (as defined in the Anglo Agreement) of not less than USD 2,000,000; and

-

If the Anglo Agreement is terminated prior to Anglo having incurred USD 2,000,000 in Exploration Expenditures, then upon Anglo, the Company or any third party that subsequently enters into an agreement with the Company to earn an interest in the Company’s IOCG properties in Baja California State collectively having incurred Exploration Expenditures of not less than USD 2,000,000.

v.

Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by an agreement dated November 26, 2003) between the Company and Anglo, Anglo has agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size.  Anglo can earn a 70% interest in the mineral concession(s) so acquired, as well as in certain mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (incurred);

-

USD 800,000 on or before December 1, 2004 (incurred);

-

USD 1,200,000 on or before December 1, 2005 (incurred); and

-

USD 3,700,000 on or before December 1, 2006.

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture will be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party can be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profit interest.

Pursuant to an amending agreement dated June 30, 2005 between the Company and Anglo, the Company has assumed operatorship of the project.  Under the terms of the amending agreement, the Company must incur exploration expenditures of not less than USD 500,000 within a 12-month period and, upon doing so, will have earned an additional 10% interest, thereby increasing its retained interest in the project to 40% upon the exercise by Anglo of its option.  Upon having incurred the required USD 500,000 in exploration expenditures, the Company may either elect to terminate its expenditure period by delivering a resumption notice to Anglo, or may elect to remain as operator and continue to incur exploration expenditures.  If the Company elects to continue incurring exploration expenditures following the USD 500,000 having been incurred, it will earn an additional one-tenth of one percent (0.1%) interest for each additional USD 10,000 of exploration expenditures incurred.  If the Company elects to continue incurring exploration expenditures (see subsequent event (Note 10), at such time as it has incurred an aggregate of USD 1,400,000 (and has thereby increased its retained interest to 49% upon the exercise by Anglo of its option), it must deliver an election request notice to Anglo.  Upon receipt by Anglo of a resumption notice or an election request notice, Anglo must (unless it otherwise so elects) immediately resume incurring aggregate Exploration Expenditures of USD 3,700,000 in order to earn its interest in the project (which will range from 60% to 51%, depending upon the amount of exploration expenditures incurred by the Company prior to the delivery of a resumption notice) with the original exploration expenditure dates extended to take into account the time the Company acted as operator.  If the Company delivers a resumption notice, or if the Company delivers an election request notice and Anglo elects to continue incurring exploration expenditures, and thereafter Anglo fails to maintain its option in good standing, the Company may terminate the agreement.  If the Company delivers an election request notice and Anglo does not elect to resume incurring exploration expenditures, the agreement is automatically terminated.  In either case, in the event of termination, the Company will retain its 100% interest in the project, with Anglo having no residual interest therein.

The Company is currently actively exploring this property with programs planned for 2006.

vi.

Franco Project, San Luis Potosi State, Mexico

Pursuant to an agreement dated August 29, 2003 and accepted on September 3, 2003, as amended by agreements dated October 1, 2004 and September 13, 2005, between the Company and a private Mexican company, the Company can acquire a 100% interest (subject to a 2% Net Smelter Return (“NSR”) retained by the vendor) in the Franco Project, San Luis Potosi State, Mexico, upon completion of the following:

Payments aggregating USD 1,145,000, as follows:

-

USD 15,000 on or before September 18, 2003 (paid);

-

USD 20,000 on or before March 24, 2004 (paid);

-

USD 30,000 on or before January 13, 2005 (paid);

-

USD 30,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 100,000 on or before October 3, 2006;

-

USD 150,000 on or before October 3, 3007; and

-

USD 800,000 on or before October 3, 2008.

Exploration expenditures on the property aggregating USD 1,050,000, as follows:

-

USD 50,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 200,000 on or before October 3, 2006;

-

USD 300,000 on or before October 3, 2007; and

-

USD 500,000 on or before October 3, 2008.

If the Company terminates the agreement before incurring not less than USD 250,000 of exploration expenditures, then the Company is required to pay to the vendor the difference between USD 250,000 and the amount of exploration expenditures actually incurred.  The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 2,000,000.

On November 5, 2003, the Company optioned the property to a public B.C. company (the “Optionee”) whereby the Optionee could acquire a 50% interest by paying the Company the sum of USD 50,000, making the underlying USD 20,000 and USD 60,000 payments above and incurring cumulative exploration expenditures of USD 250,000 above.  On November 2, 2004, the Optionee returned the property to the Company and all funds advanced by the Optionee to the Company (which was the operator) to incur exploration expenditures were returned to the Optionee.

On November 18, 2005, as a result of the inability of the Company to obtain safe and unrestricted access to the Franco property in order to carry out exploration work, the Company declared an event of force majeure, effective as and from September 19, 2005, thereby suspending all ongoing obligations to make payments to the vendor or to incur any exploration expenditures.  The Company is attempting to resolve the issues giving rise to the force majeure but has, as of January 31, 2006, been unable to do so.  The Company plans to drill this property as soon as access is safe and unrestricted.

vii.

La Zorra Project, Sonora State, Mexico

The La Zorra Project (formerly, the “Gachupines Project”) consists of two exploration concessions and two exploitation concessions located in Sonora State, Mexico.

Pursuant to an agreement dated October 23, 2003, and accepted on October 30, 2003, between the Company and a private Mexican company, the Company had the right to earn a 100% interest, subject to a 2% NSR retained by the vendor, in two exploration concessions comprised in the La Zorra Project, on completion of the following:

Payment of an aggregate of USD 320,000, as follows:

-

USD 5,000 on October 30, 2003 (paid);

-

USD 15,000 on or before April 30, 2004 (paid);

-

USD 30,000 on or before October 30, 2004 (paid);

-

USD 60,000 on or before October 30, 2005;

-

USD 90,000 on or before October 30, 2006;

-

USD 120,000 on or before October 30, 2007;

Exploration expenditures on the property aggregating USD 85,000 before May 30, 2004 (completed).

Issuing an aggregate of 255,000 common shares of the Company, as follows:

-

5,000 common shares within 10 business days of TSXV acceptance (issued);

-

50,000 common shares on or before April 30, 2004 (issued);

-

50,000 common shares on or before October 30, 2004 (issued);

-

50,000 common shares on or before October 30, 2005;

-

50,000 common shares on or before October 30, 2006; and

-

50,000 common shares on or before October 30, 2007.

The Company had the right to buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 1,000,000.

Pursuant to a lease with option to purchase executed May 19, 2004 between the Company and four Mexican individuals, the Company had the right to acquire a 100% interest, subject to a 1% NSR retained by the vendors, in one of the exploitation concessions comprised in the La Zorra Project upon payment of USD 10,000 on execution (paid) and further payments aggregating USD 890,000 over five years to May 19, 2009.  The Company had the right to buy the NSR retained by the vendors at any time for USD 1,000,000.

Pursuant to a lease with option to purchase executed October 6, 2004 between the Company and two Mexican individuals, the Company had the right to acquire a 100% interest, subject to a 1% NSR retained by the vendor, in one of the exploitation concessions comprised in the La Zorra Project upon payment of USD 10,000 on execution (paid) and further payments aggregating USD 265,000 over four years to October 6, 2008.  The Company had the right to buy the NSR retained by the vendors at any time for USD 300,000.

In the fiscal year ended October 31, 2005, the Company returned all of the concessions comprised in the La Zorra project to the respective vendors thereof and $1,038,942 in associated acquisition and exploration costs was written off.

.

(b)

Argentina

i.

Olaroz Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Providencia Norte Concession, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and a private Argentinean company, the Company had the right to earn a 100% interest (subject to a 1.5% NSR payable to the vendor) in the Providencia Norte Concession, Jujuy Province, Argentina.

During the fiscal year ended October 31, 2004, the Providencia Norte Concession was abandoned and $685,500 in associated acquisition and exploration costs was written off.

-

La Providencia Concession, Olaroz District, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and an Argentinean individual, the Company had the right to earn a 100% interest in the La Providencia concession upon payment of an aggregate of USD 365,000.

During the fiscal year ended October 31, 2004, the La Providencia Concession was abandoned and $3,598,881 in associated acquisition and exploration costs was written off.

-

Olaroz Chico and Tola Concessions, Jujuy Province, Argentina

Pursuant to an agreement dated May 8, 2002 (as amended on August 8, 2002) among the Company and two Argentinean individuals, the Company had the right to earn a 100% interest (subject to a 2% NSR payable to the vendors) in two concessions upon making an aggregate of USD 475,000 in payments.

During the fiscal year ended October 31, 2004, the Olaroz Chico and Tola Concessions were abandoned and $97,370 in associated acquisition and exploration costs was written off.

-

La Libertad Concession, Jujuy Province, Argentina

Pursuant to an agreement dated April 17, 2003 between the Company and an Argentinean individual, the Company had the right to acquire a 100% interest in one mineral concession located in Jujuy Province in consideration of payments aggregating USD 100,000.

During the fiscal year ended October 31, 2005, the Company returned the property to the vendor and $5,600 in associated acquisition and exploration costs was written off.

ii.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina, by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and

-

100,000 common shares on or before October 18, 2006.

Two of these concessions form part of the Olaroz Silver Project (Note 5(b)(i)) and, during the fiscal year ended October 31, 2004, these two concessions were written down by $4,381,701 to a nominal value of $1.  The third concession forms part of the Chingolo Silver Project.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina, in consideration of 100,000 common shares issued to such individual.

The Company considers this an active property, although we have no work programs planned for 2006.

iii.

Cerro Atajo Project, Catamarca Province, Argentina

In order to acquire an interest in the Cerro Atajo project, consisting of 17 mineral concessions in Catamarca Province, Argentina, the Company has entered into two agreements involving Sociedad Minera Catamarquena de Economia Mixta (“Somicadem”), a governmental corporation owned as to 51% by the Province of Catamarca and 49% by two private Argentinean companies (the “Shareholders”).  Somicadem is the holder of the Cerro Atajo property.  The first of these agreements is with respect to the acquisition by the Company of the interest of the Shareholders in Somicadem and the second is with respect to the acquisition by the Company from Somicadem of the rights to explore and exploit the property itself.

Pursuant to the first agreement, dated August 24, 2004 (as amended by an agreement dated December 10, 2004), among the Company and the Shareholders, the Company has the option to acquire the 49% of the issued capital stock of Somicadem from the Shareholders, together with all of the interest of the Shareholders in their existing Exploration, Exploitation and Mining Lease Agreements dated September 10, and 13, 1991 (collectively, the “Existing Lease”) with Somicadem relating to the Cerro Atajo property.  In order to exercise the option, the Company is required to pay the Shareholders an aggregate of USD 11,650,000, and issue 1,750,000 common shares to the Shareholders, as follows:

Payments

-

USD 300,000 upon the Company having completed its due diligence (as provided for below) following the Company having entered into a satisfactory amendment to the Existing Lease (which occurred, and the payment was made, on January 12, 2005);

-

USD 350,000 on or before January 12, 2006 (subsequently re-negotiated for six months to June 12, 2006);

-

USD 1,000,000 on or before January 12, 2007;

-

USD 2,000,000 on or before January 12, 2008;

-

USD 3,000,000 on or before January 12, 2009; and

-

USD 5,000,000 on or before January 12, 2010.

Share Issuances

-

100,000 common shares on or before January 12, 2006 (subsequently re-negotiated for six months to June 12, 2006);

-

150,000 common shares on or before January 12, 2007;

-

500,000 common shares on or before January 12, 2008; and

-

1,000,000 common shares on or before January 12, 2009.

At the election of the Company, it can settle the obligation to issue some or all of the foregoing common shares by making payments to the Shareholders equal to USD 5 per share (up to USD 8,750,000 in total).

Pursuant to the second agreement, which is a modification agreement dated January 12, 2005 among the Shareholders, Somicadem and the Company to amend the Existing Lease, the Company has the right to carry out prospecting, exploration, development and exploitation activities at Cerro Atajo, and the option to enter into a 40-year mining lease.  In order to maintain the exploration rights and option to enter into a mining lease in good standing, the Company is required to complete the following:

Payments to the Province of Catamarca aggregating USD 550,000, as follows:

-

USD 50,000 on execution of the modification agreement (paid);

-

USD 100,000 on or before January 12, 2007;

-

USD 100,000 on or before January 12, 2008;

-

USD 100,000 on or before January 12, 2009;

-

USD 100,000 on or before January 12, 2010; and

-

USD 100,000 on or before January 12, 2011.

Exploration expenditures of not less than USD 1,525,000 on or before January 12, 2011 (to be incurred in carrying out a prescribed program of work).

If the Company exercises the mining lease option (which must be exercised on or before March 12, 2011), it will be required to make aggregate payments of USD 27,000,000 to the Province of Catamarca, as follows:

-

USD 10,000,000 following a production decision and prior to the commencement of production; and

-

USD 17,000,000 during the first two years of production.

In addition, the Company will be required to pay to the Province of Catamarca a royalty consisting of 15% of the net profits realized by the Company from the exploitation of the property.

The Company is currently actively exploring this project.

iv.

Cerro Juncal Property, Salta Province, Argentina

Pursuant to an agreement dated November 12, 2004 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest, subject to a 0.5% NSR to the vendor, in two mineral concessions (approximately 2,600 hectares) in Salta Province, Argentina, in consideration of payment to the Vendor of USD 2,000,000 on or before the date that is three years after the Company commences exploration on the property.  Prior to the exercise of the purchase option, the Company is required to pay the vendor an aggregate of USD 360,000 in order to keep the purchase option in good standing, as follows:

-

USD 25,000 on signing (paid);

-

USD 60,000 on or before November 12, 2005 (paid);

-

USD 50,000 on or before May 12, 2006;

-

USD 75,000 on or before November 12, 2006; and

-

USD 150,000 on or before May 12, 2007.

If the Company exercises the option to purchase the property prior to May 12, 2007, the requirement to make any remaining option payments outlined above ceases.  Commencing with the fifth year after execution of the agreement if, in such year or any subsequent year prior to the exercise of the purchase option, the Vendor has not received at least USD 100,000 pursuant to the NSR in such year, the Company is required to pay to the vendor the difference between USD 100,000 and the amount received by the vendor pursuant to the NSR.

The Company has the option to purchase the 0.5% NSR at any time for the sum of USD 1,000,000.

The Company considers this an active property with work programs planned for 2006.

v.

Huachi Property, Argentina

Pursuant to an agreement dated June 13, 2005 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 30 mining concessions referred to as the Huachi Property in the Province of San Juan, Argentina.  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 5,500,000, as follows:

-

USD 70,000 on June 13, 2005 (paid);

-

USD 70,000 on or before April 13, 2006;

-

USD 200,000 on or before June 13, 2007;

-

USD 600,000 on or before April 13, 2008;

-

USD 1,000,000 on or before June 13, 2009; and

-

USD 3,560,000 on or before June 13, 2010.

Exploration expenditures of USD 2,000,000, as follows:

-

USD 750,000 on or before December 13, 2007; and

-

USD 1,250,000 on or before June 13, 2010.

The Company is currently exploring this property with work programs planned for 2006.

vi.

Other Argentinean Properties

-

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in eight mineral concessions in Salta Province, Argentina, in consideration of the issuance of 70,000 common shares.  These common shares were issued during the fiscal year ended October 31, 2005.

The Company considers this an active property.

-

Mina Angela Property, Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (paid);

-

USD 50,000 on or before April 25, 2006;

-

USD 150,000 on or before April 25, 2007; and

-

USD 150,000 on or before April 25, 2008.

The Company is required to carry out a program of work on the property as agreed between the vendor and the Company, but the extent and cost thereof have not yet been agreed.  The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

The Company considers this an active project.

-

Condor Yacu and Relincho Concessions, Catamarca Province, Argentina

Pursuant to an agreement dated June 27, 2001 (as amended on January 21, 2002 and January 10, 2003) between the Company and an Argentinean individual, the Company had the right to acquire a 100% interest in certain mining concessions located in Catamarca Province by making aggregate payments of USD 1,050,000.

The Condor Yacu and Relincho concessions were returned to the original vendors during the fiscal year ended October 31, 2004 and $139,666 in associated acquisition and exploration costs was written off.

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and by paying Rio Tinto USD 500,000 (of which USD 50,000 has been paid) on or before January 27, 2008.  The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-

150,000 common shares on TSXV acceptance (issued);

-

100,000 common shares on or before May 28, 2004 (issued);

-

200,000 common shares on or before November 28, 2004 (issued); and

-

200,000 common shares on or before November 28, 2005 (issued).

The Company is currently actively exploring this project with work programs planned for 2006.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 8,000 hectares in Caraveli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years. The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900 on or before March 12, 2004 (for back taxes on the property) (paid); and

-

USD 65,000 on or before March 12, 2004 (paid).

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued).

The Company is currently actively exploring this property with work programs planned for 2006.

iii.

Katanga Property, Chumbirilcas Province, Peru

Pursuant to an option agreement dated October 1, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in approximately 9,560 hectares of mineral concessions in Chumbirilcas Province, Peru.

The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from a group of vendors comprised of three private Peruvian companies and two Peruvian individuals (“Underlying Vendors”).  The private Peruvian company has the right to acquire a 100% interest in the subject concessions in consideration of aggregate payments of USD 1,900,000 over five years. The Company can acquire a 100% interest in the concessions by assuming the obligations of the private Peruvian company to the Underlying Vendors and making aggregate payments to the private Peruvian company of USD 501,000, as follows:

-

USD 261,000 on or before the execution of the agreement (paid); and

-

USD 240,000, as to USD 10,000 on or before November 1, 2004 and as to the balance on or before the first day of each succeeding month (paid).

The Company is currently actively exploring this property with work programs planned for 2006.

iv.

Iron Sands Project, Nazca Province, Peru

The Company’s Iron Sands Project consists of approximately 32,000 hectares of unconsolidated and semi-consolidated mineral bearing sands, the rights to which are encompassed by the mineral claims comprising the Carbonera and Daniella properties (Note 5(c)(i)), and an additional 39 mineral claims acquired by staking at a cost of USD 77,000, in the Department of Arequipa, Peru.

The Company has entered into an agreement dated October 20, 2005 with the Peruvian subsidiary of a public B.C. company (the “Optionee”), whereby the Company has granted the Optionee the right to earn a 70% interest in the “hard rock” mineral rights (thereby excluding the unconsolidated and semi-consolidated mineral sands on such claims) accruing to the mineral claims comprising the Iron Sands project.  In order to exercise the option, the Optionee is required to incur an aggregate of USD 3,000,000 in expenditures over four years to November 18, 2009 and perform all of the obligations of the Company under the underlying agreements with respect to the Carbonera and Daniella properties (Note 5(c)(i)), including making all payments and incurring all exploration expenditures required thereunder.  Upon the Optionee having earned its 70% interest, the Optionee and the Company will incorporate a new Peruvian company to hold such rights, in which the Optionee and the Company will hold a 70% and a 30% interest therein, respectively.  Each party will thereafter be required to contribute its pro rata share of future expenditures, and a party failing to contribute will have its interest in the joint venture company diluted.  At such point as a party’s interest in the joint venture company is reduced to 10%, such interest will be acquired by the joint venture company in exchange for the grant to the diluted party of a 1% NSR.

The Company is currently actively exploring this property with work programs planned for 2006.

v.

Lircay Project, Huancavelica Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company had the option to acquire a 100% interest in 15 mineral claims located in the Department of Huancave, Peru, covering approximately 9,000 hectares by making a payment of USD 60,000 upon signing (paid), issuing the following shares and incurring the following exploration expenditures:

An aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before November 15, 2005;

-

100,000 shares on or before November 15, 2006; and

-

100,000 shares on or before November 15, 2008.

Exploration expenditures of USD 1,000,000, as follows:

-

USD 50,000 on or before May 15, 2006;

-

an additional USD 150,000 on or before May 15, 2007;

-

an additional USD 300,000 on or before May 15, 2008; and

-

an additional USD 500,000 on or before May 15, 2009.

In addition, three of the claims (1,200 hectares) were subject to an agreement with an underlying vendor, and the Company was required to assume the obligations of the private Peruvian company thereunder.

The Lircay property was returned to the vendor during the fiscal year ended October 31, 2005 and $140,634 in associated acquisition and exploration costs was written off.

vi.

Corongo Project, Huanuco Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company has the option to acquire a 100% interest in 10 mineral claims located in the Department of Ancash, Peru covering approximately 6,400 hectares by making a payment of USD 40,000 upon signing (paid) and issuing an aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before 10 days after the date of regulatory acceptance which to date, has not yet been received;

-

100,000 shares on or before November 15, 2006; and

-

100,000 shares on or before May 15, 2008.

The Company is currently actively exploring this property with work programs planned for 2006.

6.

CAPITAL STOCK

(a)

Authorized

100,000,000 Common shares without par value

(b)

Issued and outstanding

	Three months ended January 31, 2006		Year ended October 31, 2005		Year ended October 31, 2004
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount

Balance, beginning of period	41,685,239	$43,917,324	38,247,958	$34,666,470	26,611,796	$13,153,943
Issued during the period:
For cash:
Pursuant to private placements (net of share issue costs)	-	-	-	-	6,439,427	12,274,188
On exercise of share purchase warrants	-	-	2,121,781	4,803,410	2,724,235	3,815,934
On exercise of share options	865,600	2,348,950	960,500	2,249,000	1,837,500	3,015,125
	865,600	2,348,950	3,082,281	7,052,410	11,001,162	19,105,247

Pursuant to resource property options	200,000	918,000	355,000	1,255,450	535,000	1,555,500
Pursuant to data purchases	-	-	-	-	100,000	198,000
Reallocated from contributed surplus	-	1,130,068	-	942,994	-	653,780
	200,000	2,048,068	355,000	2,198,444	635,000	2,407,280

Balance, end of period	42,750,839	$ 48,314,342	41,685,239	$ 43,917,324	38,247,958	$34,666,470

(c)

Contributed Surplus

	Three months ended January 31, 2006	Year ended October 31, 2005

Balance, beginning of period	$ 4,975,930	$ 3,520,528
Stock-based compensation	386,556	2,398,396
Reallocated to capital stock	(1,130,068)	(942,994)

Balance, end of period	$ 4,232,418	$ 4,975,930

Contributed surplus arising from stock options exercised in 2004 for which stock-based compensation had been recorded, totalling $653,780, should have been reallocated to capital stock.  This adjustment has been included above and the 2005 opening balance restated accordingly.

(d)

Private placements

During the year ended October 31, 2004, the Company completed two brokered private placements.  On December 11, 2003, the Company completed a private placement of 3,565,000 units at $1.65 per unit.  Each unit consisted of one common share and one-half of a common share purchase warrant.  Each whole warrant was exercisable at a price of $2.25 to purchase one common share to December 10, 2004.  Share issue costs related to the private placement were $437,016, which included an agents’ commission of $352,933 of which $61,004 was paid in cash and $291,924 was paid through the issuance of 176,927 units, having the same terms and conditions as the units issued pursuant to the original private placement.  The Company also issued agent’s option units related to the private placement to purchase 356,500 units at a price of $1.70 per unit.  Each agent’s unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant being exercisable to acquire an additional common share at a price of $2.30 until December 10, 2004.  All of the warrants and agents’ warrants were exercised prior to their respective expiry dates.

On March 18, 2004, the Company completed a private placement of 2,600,000 units at a price of $2.60 per unit.  Each unit consisted of one common share and one common share purchase warrant.  Each warrant was exercisable for a period of 18 months to acquire one additional share at a price of $3.25 per warrant share until March 17, 2005 and $3.50 per warrant share until September 17, 2005.  Share issue costs related to the private placement were $476,476, which included an agent’s commission of $405,600 of which $152,100 was paid in cash and $253,500 was paid through the issuance of 97,500 units, having the same terms and conditions as the units issued pursuant to the original placement. The Company also issued agent’s option units entitling the agent to purchase up to 260,000 units of the Company at a price of $2.65 per unit until March 17, 2005.  Each unit consisted of one common share and one common share purchase warrant, each warrant was exercisable to purchase one common share at a price of $3.30 per share until March 17, 2005 and $3.55 per share until September 17, 2005.  On September 2, 2005, the Company received TSX Venture Exchange acceptance to extend the 2,600,000 warrants to March 17, 2006.

(e)

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants of up to 10% of the common shares outstanding at the time of grant.  The exercise price of each option is equal to or higher than the market price of the Company’s common shares at the date of the grant.  The option term and vesting period is determined by the board of directors within regulatory guidelines.

A summary of the status of the stock option plan as of October 31, 2005 and 2004, and changes during the years ended on those dates is presented below:

	Three months ended January 31, 2006		Year ended October 31, 2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, beginning of period	3,642,000	$2.83	3,477,500	$2.60
Expired/Forfeited	-		(50,000)	$(2.50)
Exercised	(865,600)	$(2.45)	(960,500)	$(2.34)
Granted	200,000	$4.00	1,175,000	$3.16
Options outstanding, end of period	2,976,400	$2.83	3,642,000	$2.83

Stock options outstanding are as follows:

	January 31, 2006				October 31, 2005
	Exercise	Number of	Exercisable	Exercise	Number of	Exercisable
Expiry Date	Price	Shares	At Period End	Price	Shares	At Year End

January 27, 2006	$2.35	-	-	$2.35	487,500	487,500
April 16, 2006	$3.25	75,000	75,000	$3.25	350,000	350,000
June 11, 2006	$2.50	1,295,500	1,295,500	$2.50	1,329,500	1,329,500
October 6, 2006	$3.25	300,000	300,000	$3.25	300,000	300,000
November 16, 2006	$3.25	350,000	350,000	$3.25	350,000	300,000
June 9, 2007	$3.25	330,900	318,400	$3.25	400,000	381,250
July 29, 2007	$3.00	200,000	200,000	$3.00	200,000	200,000
September 1, 2007	$3.00	225,000	225,000	$3.00	225,000	225,000
January 11, 2008	$4.00	200,000	200,000	$3.00	225,000	225,000
		2,976,400	2,963,900		3,642,000	3,573,250

During the three months ended January 31, 2006 and 2005, the Company used the fair value method for determining compensation expense for all options granted during the year.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions.

	Three months ended January 31, 2006	Three months ended January 31, 2005

Expected life (years)	2.0	2.0
Interest rate	3.83%	3.3%
Volatility	60.68%	84.0%
Dividend yield	0.00%	0.00%

During the period ended January 31, 2006, 225,000 options vested.  Stock-based compensation charge of $386,556 resulted from amortizing the compensation expense over the vesting period.

During the period ended January 31, 2005, 375,00 options vested  resulting in a stock-based compensation charge of $551,000.

(f)

Share purchase warrants

At January 31, 2006 and October 31, 2005, the following common share purchase warrants were outstanding entitling the holders thereof the right to purchase one common share for each warrant held as follows:

	Three months ended January 31, 2006		Year ended October 31, 2005
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	2,600,000	$3.50	5,000,661	$2.53
Expired	-	-	(278,880)	$(3.29)
Exercised	-	-	(2,121,781)	$(2.26)
Granted	-	-	-	-
Warrants exercisable, end of period	2,600,000	$3.50	2,600,000	$3.50

		January 31, 2006
Expiry Date	Type	Exercise Price Per Share	Number of Shares
Mar. 17, 2006	Private placement warrants	$3.50	2,600,000

7.

RELATED PARTY TRANSACTIONS

During the three months ended January 31, 2006 and 2005, the Company incurred the following expenses paid to directors of the Company or companies with common directors:

	2006	2005
Professional fees	$ 40,501	$ 82,518
Rent and secretarial	-	-
Fees charged to investment in and
expenditures on resource properties	-	2,612
	$ 40,501	$ 85,130

At January 31, 2006 and 2005 there were no amounts included in accounts payable and accrued liabilities owing to related parties. Professional fees include $33,001 (2004 - $82,215) paid to a law firm of which a director is a partner.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties and are on terms and conditions similar to non-related entities.

Effective October 1, 2005, the Company retained Mr. Carlos Ballon of Lima, Peru, to provide management services on behalf of the Company in Peru through his private Peruvian company, Minera Koripampa del Peru S.A. for a fee of USD 10,000 per month and has been expensed to consulting fees.  As such, Mr. Ballon is now a related party with respect to the Company.  Prior to Mr. Ballon becoming a related party, the Company entered into a number of mineral property acquisition/option agreements to acquire interests in mineral properties from either Minera Koripampa del Peru S.A. or Sudamericana de Metales Peru S.A., another private Peruvian company controlled by Mr. Ballon.  Such property transactions include those with respect to the Carbonera and Daniella Properties (Note 5(c)(i)), the Pampa de Pongo Property (Note 5(c)(ii)), the Katanga Property (Note 5(c)(iii), the Lircay Project (Note 5(c)(v)) and the Corongo Project (Note 5(c)(vi)).

8.

INCOME TAX LOSSES

	Three months January 31, 2006	Year ended October 31, 2005

Income tax benefit computed at Canadian statutory rates	$ (324,557)	$ (2,269,336)
Permanent differences	131,816	725,683
Write-down of properties	-	418,074
Other temporary differences	(9,299)	(35,413)
Unrecognized tax losses	202,040	1,160,992

	$ -	$ -

The components of future income tax assets are as follows:

	January 31, 2006	October 31, 2005

Future income tax assets
Non-capital loss carry-forwards for
Canadian income tax purposes	$ 7,510,640	$ 7,308,600
Difference between undepreciated capital cost
over net book value of property and equipment	(4,344)	(6,398)
Cumulative eligible capital deduction	54,712	54,712
Unused cumulative foreign exploration and
development expenditures	2,017,969	2,017,969

	9,578,977
Tax rate	34%	34%
	3,256,852	3,196,835
Less: Valuation allowance	(3,256,852)	(3,196,835)

	$ -	$ -

The valuation allowance reflects the Company's estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses that may be carried forward to apply against future years' income for Canadian income tax purposes.  The losses expire as follows:

Available to	Amount

2006	$ 52,300
2007	115,500
2008	145,300
2009	362,200
2010	817,500
2014	1,446,600
2015	4,369,200
2016	202,040

$ 7,510,640

The Company also has approximately $1,098,200 of capital losses that can be applied against future capital gains taxable in Canada, which carry-forward indefinitely.  The benefit of these losses has not been recorded in these financial statements.

9.

CONTINGENT LIABILITIES

On May 20, 2004, Western Telluric Resources Inc. (“Western Telluric”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The pleadings are closed and documents have been exchanged.  Discoveries have been partially completed, and trial is currently set for April 2006.

The Company is not currently in a position to quantify the potential exposure to the Company or the potential recovery that may be had pursuant to the Company’s counterclaim.  No specific amounts are claimed in either the Statement of Claim or the Counterclaim.  The Plaintiffs have not delivered any evidence with respect to quantum.  In addition, the size of any damage award against the Company may be affected by results of work on the subject mineral properties between January 31, 2006 and trial.  Accordingly, no provision for the outcome has been included in these financial statements.  Any outcome, if any, will be recorded in future periods as they become known.

10.

SUBSEQUENT EVENTS

Subsequent to January 31, 2006, the following incentive options were exercised:

a)

66,500 options were exercised at a price of $2.50 per share for proceeds of $166,250.

b)

The Company completed its exploration expenditure requirements under its joint venture agreement for the Baja IOCG Project (Note 5 (a) (v), thereby earning a 49% interest in the Project.

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

(a)

Differences in accounting principles

i.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are deferred as explained in note 2(e).

Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred. Commercial feasibility is established in compliance with Industry Guide 7, which consists of identifying that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of prefeasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under US GAAP, mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. If estimated future cash flows expected to result from the use of the mining project or property are less than the capitalized costs, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project or property, calculated using estimated mineable reserves and mineral resources based on engineering reports, projected rates of production over the estimated mine life, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans.

ii.

Stock-based compensation

Under Canadian GAAP, the Company elected to use the settlement method for employee stock options during 2003 where no compensation expense is recorded for options granted to employees. For US GAAP purposes the settlement method is not available, and therefore, the Company has elected to measure compensation expense using the intrinsic value-based method for employee stock options for US GAAP purposes.  For 2004 and 2005, the Company used the fair value method for both Canadian and US GAAP purposes.

iii.

Reconciliation of total assets, liabilities and stockholders’ equity:

	January 31, 2006	October 31, 2005
Total assets per Canadian GAAP	$ 30,898,696	$ 28,480,066
Expenditures on resource properties
expensed under US GAAP	(15,118,001)	(12,188,346)
Total assets per US GAAP	$ 15,780,695	$ 16,291,720
Total liabilities per Canadian GAAP	$ 526,135	$ 809,232
Adjustments to US GAAP	-	-
Total liabilities per US GAAP	526,135	809,232
Total equity per Canadian GAAP	30,372,561	27,670,834
Expenditures on resource properties
expensed under US GAAP	(15,118,001)	(12,188,346)
Total equity per US GAAP	15,254,560	15,482,488

Total liabilities and equity per US GAAP	$ 15,780,695	$ 16,291,720

iv.

Reconciliation of net loss reported in Canadian GAAP and US GAAP:

Statement of operations for the three months ended January 31:

	2006	2005
Reconciliation of net loss from Canadian
GAAP to US GAAP
Net loss per Canadian GAAP	$ (951,779)	$ (1,489,617)
Acquisition of mineral properties	(1,199,510)	(2,076,360)
Exploration and development costs, net	(1,730,145)	(1,068,547)
Reverse amounts written-off	-	5,600
Stock-based compensation using intrinsic
method	-	-
Net loss per US GAAP	$ (3,881,434)	$ (4,628,924)

Net loss per share in
accordance with Canadian GAAP	$(0.02)	$(0.04)
Total differences	$(0.07)	$(0.08)
Net loss per share in
accordance with US GAAP	$(0.09)	$(0.12)
Weighted average number of shares outstanding	42,053,978	40,226,448

(b)

Recent US accounting pronouncements

i.

FAS 151, Inventory Costs. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 24, 2004. The provisions of this Statement should be applied prospectively. There is no impact on the Company’s financial statements.

ii.

FAS 152, Accounting for Real Estate Time-Sharing Transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Restatement of previously issued financial statements is not permitted. There is no impact on the Company’s financial statements.

iii.

FAS 153, Exchanges of non-monetary Assets. The provisions of this Statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this Statement should be applied prospectively. There is no impact on the Company’s financial statements.

iv.

FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities to all types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying Interpretation 46(R). There is no impact on the Company’s financial statements.

v.

In 2004, FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This revised pronouncement requires that all stock options and warrants be accounted for using the fair value method.  This pronouncement will have no impact on the Company, as the Company accounts for all options and warrants using the fair value method, under Canadian GAAP.

12.

COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current year’s presentation.